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                                                                EXHIBIT 10(iii)F

                                  May 20, 1999



Mr. Alan P. Hale
Vice President - Finance
Dallas Semiconductor Corporation
4401 South Beltwood Parkway
Dallas, Texas  75244

Dear Mr. Hale:

         Dallas Semiconductor Corporation (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, should the Company receive a proposal from a third party, whether solicited by the Company or unsolicited, concerning a possible business combination with, or the acquisition of a substantial share of the equity or voting securities of, the Company, the Board of Directors of the Company (the "Board") has determined that it is imperative that it and the Company be able to rely upon your continued services without concern that you might be distracted by the personal uncertainties and risks that such a proposal might otherwise entail.

         Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances that could arise out of a possible change in control of the Company.

         In order to induce you to remain in the employ of the Company and its subsidiaries, the Company agrees that you shall receive the benefits set forth in this letter agreement ("Agreement") in the event of a Change in Control (as defined in Section 1.3 hereof).

SECTION ONE -- DEFINITIONS

         1.1 "Annual Compensation" shall mean the sum of: (i) your annualized base salary, as determined by the payroll records of the Company, in effect on the date that immediately precedes a Change in Control; plus (ii) (solely for purposes of Section 3.1(b) the amounts payable to you under any Deferred Compensation Plan determined as if, upon a Change in Control, you were fully vested and entitled to payment of all deferred compensation earned or accrued by you under any Deferred Compensation Plan; plus (iii) a bonus, as determined by the payroll records of the Company, equal to the greater of (a)

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any bonus paid or payable to you for personal services rendered during the
Company's fiscal year in which a Change in Control occurs, or (b) the highest annual bonus paid to you for personal services rendered for any of four (4) fiscal years of the Company preceding the Company's fiscal year in which a Change in Control occurs.

         1.2 "Beneficiary" shall mean the person(s) described in Section 5 of this Agreement.

         1.3 "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director, whose election to the Board or nomination for election to the Board by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, except that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 15% of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (v) the election of any person other than C. V. Prothro as Chief Executive Officer of the Company.

         1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.5 "Deferred Compensation Plan" shall mean any of the Company's nonqualified deferred compensation plans, programs or arrangements in which you are a participant upon a Change in Control.


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         1.6 "ERISA" shall mean the Employee Retirement Income Security Act of
1974, as amended.

         1.7 "Stock Option Plans" shall mean, collectively, any stock option granted to you by the Company, the Company's 1987 Stock Option Plan, the Company's 1993 Officer and Director Stock Option Plan, and such other Company stock option plans under which grants of options are made to you during the term of this Agreement.

SECTION 2 -- TERM AND TERMINATION

         Subject to the provisions of Section 6 below, this Agreement shall commence on the date set forth above and shall terminate on the earlier of:

         (a) the tenth (10th) anniversary of the date of execution of this Agreement; or

         (b) the date on which the Board designates as long as a Change in Control shall not have occurred.


SECTION THREE - BENEFITS

         3.1 Upon the occurrence of a Change in Control, you shall be entitled to the benefits provided below:

                  (a) Compensation. No later than the tenth (10th) calendar day following the Change in Control or such earlier date as may be approved by the Board, the Company shall pay you (or your Beneficiary, if applicable) your full base salary through the date immediately preceding a Change in Control at the rate in effect at such time, plus all other amounts to which you are entitled under any benefit or compensation plan of the Company applicable to you, including those benefits and compensation payable pursuant to Section 3.1(c) - (g) below;

                  (b) Severance Payment. You (or your Beneficiary, if applicable) shall receive from the Company a cash lump sum payment equal to 299% of your Annual Compensation, payable within ten calendar
         (10) days after the Change in Control or such earlier date as may be approved by the Board. The Severance Payment shall not be reduced by the amount of any other payment or the value of any benefit received or to be received by you (whether payable pursuant to the terms of this Agreement or any other agreement, plan or arrangement with the Company or an affiliate, predecessor or successor of the Company or any person whose actions result in a Change in Control of the Company or an affiliate of such person).


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                  (c) Incentives and Awards.

                           (i) You (or your Beneficiary, if applicable) shall own and be immediately vested in all incentives, awards and perquisites previously made available to you by the Company. To the extent that an incentive, award or perquisite subject to this paragraph is based upon other than stock, you shall receive an amount in cash equal to the fair market value, as determined by you and the Company as of the first business day immediately preceding the Change in Control, of such non-stock based incentive, award or perquisite determined as if such incentive, award or perquisite were payable under the respective plan as of the Change in Control, which amount shall be payable in a single lump sum payment within ten (10) calendar days after the Change in Control or such earlier date as may be approved by the Board; (or at your sole option, you may retain all such non-cash incentives, awards and perquisites.)

                           (ii) Your stock-based incentives or awards subject to this Section 3.1(c) shall exercisable upon the Change in Control to the extent and manner and within the time period, provided by the respective Stock Options and awards;

                  (d) Employee Benefit Plans. Within ten (10) calendar days of the Change in Control or such earlier date as may be approved by the Board, you (or your Beneficiary, if applicable) shall also be paid an additional lump sum payment equal to the sum of: (1) any accrued, unpaid vacation pay which you have earned under any of the Company's vacation policies and (2) the amounts payable to you under the terms of any Deferred Compensation Plan determined as if, upon the Change in Control, you were fully vested and entitled to payment to all deferred compensation earned or accrued by you under any Deferred Compensation Plan. If upon the Change in Control, any Deferred Compensation Plan has not been amended by the Company to provide for vesting and payment as provided in this Agreement, you shall have the choice, in your sole discretion and without objection by the Company, (A) to consider this Agreement as having amended the respective Deferred Compensation Plan (and related documents) to make the changes to the respective Deferred Compensation Plan (and related documents) that are described in this Agreement, or (B) to receive from the Company a cash lump sum payment in lieu of any payments which he would be entitled to receive in the future under any Deferred Compensation Plan. If an election is made under subsection (B) above, you shall forfeit any and all of your rights to receive payment of benefits from any Deferred Compensation Plan, and in lieu of that forfeited right, you shall receive an amount equal to the fair market value, as determined by the Company and you, as of the first business day immediately preceding the Change in Control, of the vested and earned or accrued amount thereunder, in a cash lump sum payment payable within ten (10) calendar days after the Change in Control or such earlier date as may be approved by the Board;


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                  (e) Welfare Benefit Plans and Life Insurance. From and after the Change in Control, you (for your lifetime) and your spouse (for her lifetime) shall, in your sole discretion, continue to participate, at no cost to you or your spouse, in all health, dental, disability, accident and life insurance plans or arrangements of the Company in which you or your spouse were participating immediately prior to the Change in Control as if you continued to be an employee of the Company;

                  (f) Retirement Benefit. (i) Within ten (10) calendar days following your fifty-fifth (55th) birthday, and within ten (10) calendar days of each successive birthday thereafter until your death, the Company shall pay to you the sum of $65,000;

                  (g) Legal Fees. The Company shall also pay to you all legal fees and expenses incurred by you as a result of the Change in Control (including all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by this Agreement).

                  (h) Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Change in Control, or otherwise except as specifically provided in this Section 3.

         3.2 Tax Liability Gross Up.

         (a) In the event that any amount paid under this Agreement is determined to be an "excess parachute payment" under section 280G of the Code (or any successor provision), which is subject to the excise tax imposed by section 4999 of the Code (or any successor provision) (the "Excise Tax"), the Company agrees to pay to you an additional sum (the "Excise Tax Gross Up") in an amount such that the net amount retained by you, after both (i) receiving all payments under Section Three of this Agreement other than under this paragraph ("Payment") and the Excise Tax Gross Up, and (ii) paying (y) any Excise Tax on the Payment and (z) any Federal, state and local income taxes on the Excise Tax Gross Up, equals the amount of the Payment.


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         (b) For purposes of determining the Excise Tax Gross Up, you shall be deemed to pay Federal, state and local income taxes at the highest marginal rate of taxation in your filing status for the calendar year in which the Payment is to be made, based upon your domicile at the time of the Change in Control. The determination of whether such Excise Tax is payable and the amount of such Excise Tax shall be based upon the opinion of tax counsel selected by you and the Company. If such opinion is not finally accepted by the Internal Revenue Service, then appropriate adjustments shall be calculated (with an additional Excise Tax Gross Up, if applicable) by such tax counsel based upon the final amount of Excise Tax so determined, together with any applicable penalties and interest.

         (c) You shall not have any obligation to pay the Company any sums allegedly due to the Internal Revenue Service by reason of excise tax or otherwise.

SECTION FOUR -- RESTRICTIONS UPON FUNDING

         4.1 The Company shall have no obligation to set aside or entrust any money with which to pay its obligations under this Agreement; however, the Company shall take and maintain all actions as are necessary to insure the payment and performance of all of the benefits and obligations provided for in
Section 3 above.

         4.2 The Company intends that this Agreement not be subject to ERISA. If this Agreement is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management who is a highly compensated employee of the Company, for the purpose of qualifying this Agreement for the "top hat" plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

         4.3 Should the Company elect to purchase life insurance, mutual funds, disability policies or annuities pursuant to this Agreement, the Company reserves the absolute right, in its sole discretion, to terminate such investments at any time, in whole or in part. At no time shall you have, or be deemed to have, any lien, right, title or interest in or to any specific investment or to any assets of the Company as a result of this Agreement; rather, you shall remain a general unsecured creditor of the Company.

         4.4 If the Company elects to invest in a life insurance, disability or annuity policy upon your life, you shall assist the Company by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.


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SECTION FIVE -- DESIGNATION OF BENEFICIARY

         5.1 Should you die prior to full payment of amounts due under Section Three, payment shall be made to your Beneficiary. Your written designation of one or more persons or entities as your Beneficiary shall operate to designate your Beneficiary under this Agreement. You shall file with the Company a copy of your Beneficiary designation on the form supplied to you by the Company. The last such designation form received by the Company shall be controlling, and no designation, or change or revocation of a designation shall be effective unless received by the Company prior to your death.

         5.2 If no Beneficiary designation is in effect at the time of your death, if no designated Beneficiary survives you or if the otherwise applicable Beneficiary designation conflicts with applicable law, your estate shall be the Beneficiary.

SECTION SIX -- INTERPRETATION, AMENDMENT AND TERMINATION

         6.1 Prior to the occurrence of a Change in Control, the Board shall have exclusive authority to amend, suspend or terminate this Agreement, as determined in its sole discretion. After the occurrence of a Change in Control, other than as provided in Section Two, this Agreement may be amended, suspended or terminated, in whole or in part, only by a written instrument signed by both a duly authorized officer of the Company other than you, and by you.

SECTION SEVEN -- MISCELLANEOUS

         7.1 Alienability and Assignment Prohibition. Neither you, your spouse nor any other Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable under this Agreement nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by you or your Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

         7.2 Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

         7.3 Effect on Other Corporate Benefit Plans. Nothing contained in this Agreement shall affect your right to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Company's existing or future compensation structure.


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         7.4 Headings. Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

         7.5 No Employment Agreement. No provision of this Agreement shall be deemed or construed to create specific employment rights to you or limit the right of the Company to discharge you at any time with or without cause. In a similar fashion, no provision shall limit your rights to voluntarily sever your employment at any time.

         7.6 Withholding of Taxes. Except as may otherwise be specifically provided for in this Agreement, the Company shall deduct from the amount of any payment made pursuant to this Agreement any amounts required to be paid or withheld by the Company with respect to applicable Federal income, Federal Insurance Contributions Act or Federal Unemployment Tax Act taxes or applicable state taxes. By executing this Agreement, you agree to all such deductions.

         7.7 Successors; Binding Agreement.

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder upon a Change in Control. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any such successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         7.8 Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer with a copy to the Chief Financial Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         7.9. Miscellaneous. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this


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Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. The obligations of the Company under Section 3 shall survive the expiration of the term of this Agreement.

         7.10 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         7.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                     Very truly yours,

                                     DALLAS SEMICONDUCTOR CORPORATION



                                     By: /s/ C. V. Prothro
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                                         C. V. Prothro
                                         Chairman of the Board, President
                                          and Chief Executive Officer



 /s/ Alan P. Hale
--------------------------
Alan P. Hale



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